Exhibit 10.16

EMPLOYMENT AGREEMENT

(Takashi Kei Kishimoto)

This Employment Agreement (this “Agreement”) dated as of June 22, 2011 (the “Effective Date”), is made by and between Selecta Biosciences, Inc., a Delaware corporation (the “Company”), and Takashi Kei Kishimoto (“Executive”).

WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.                                      Start Date. This Agreement will be binding and in full force and effect as of the Effective Date. Executive’s first date of employment (the “Start Date”) will be July 11, 2011.

2.                                      Title and Responsibilities. The Company hereby employs Executive to perform those executive duties and services as the Chief Executive Officer of the Company (the “CEO”) shall assign to him from time to time, and Executive accepts employment with the Company, upon the terms and conditions hereinafter set forth. Executive shall serve as the Chief Scientific Officer of the Company and shall report to the CEO. The CEO shall have the right to review and change the responsibilities of Executive from time to time as he may deem necessary or appropriate, subject to Executive’s right to terminate his employment for Good Reason (as defined in Section 16).

3.                                      Duty to Perform Services.

(a)                                 Commencing on the Start Date, except as provided below, Executive shall devote his full business time to rendering services to the Company hereunder, and shall exert all reasonable efforts in the rendering of such services. Except to the extent the restrictions contained in Section 11 may apply, nothing in this Agreement shall prohibit Executive from (a) making and managing passive investments, or (b) participating in professional organizations in an unpaid capacity, in a manner, and to an extent, that will not interfere with his duties to the Company. Executive agrees that in the rendering of all services to the Company and in all aspects of employment hereunder, he shall comply in all material respects with all directives, policies, standards and regulations from time to time established by the Company, to the extent they are not in conflict with this Agreement. The Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies at any time in its sole and absolute discretion and without notice, but will advise Executive promptly after the implementation of any such changes that he shall be responsible for complying with.

(b)                                 In the event that Executive’s current employer (“Current Employer”) requests that Executive continue to provide a limited amount of services to Current Employer during the period between the Start Date and December 31, 2011, the Company will negotiate in good faith to reach an agreement among the Company, the Current Employer and Executive that would include the terms and conditions of such service (a “Transition Agreement”). Executive shall not provide any services to Current Employer after the Start Date unless the Company has entered into a Transition Agreement.

4.                                      Term of Agreement. The term of this Agreement will commence on the Effective Date. There shall be no definite term of employment, and Executive shall be an employee at will. This Agreement will terminate upon the occurrence of a “Termination Event” subject to, and in accordance with, Section 14.

5.                                      Compensation.

(a)                                 Base Salary. During the term of this Agreement, the Company shall pay Executive a base salary, payable in equal installments in accordance with the Company’s standard schedule for salary payments to its employees, at an initial annual rate equal to $275,000. In January of each year, commencing January 2012, the CEO will evaluate Executive’s performance during the previous year (the “Annual Performance Review”) and then discuss the Annual Performance Review with Executive and then discuss it with the Compensation Committee of the Board of Directors (the “Compensation Committee”). In January of each year, commencing in January 2012, after considering Executive’s Annual Performance Review for the preceding year, the Compensation Committee will consider, in its sole discretion, whether to adjust Executive’s base salary.

(b)                                 Cash Bonuses.

(i)                                     Sign-on Bonus. Company will pay Executive a sign-on bonus equal to $50,000 which will be paid together with the first salary.

(ii)                                  Annual Performance Bonus. During the term of this Agreement, Executive shall be eligible to receive an annual bonus in an amount up to 20% of Executive’s annual base salary (the “Annual Bonus”), contingent upon satisfaction of performance goals, which shall be determined by the Compensation Committee at the beginning of each year calendar after consultation with the CEO. Notwithstanding the foregoing, the amount of Executive’s performance bonus for 2011, if any, shall be determined by the Compensation Committee, in its sole discretion, after taking into account the number of days that Executive worked on behalf of the Company in 2011 and any other factors that such committee deems relevant to its determination.

(c)                                  Stock Options.

(i)                                     Initial Option. On the Grant Date (as defined in Section 16), the Company shall grant to Executive an incentive stock option (the “Initial Option”) under the Company’s 2008 Stock Incentive Plan (the “Plan”) to purchase 350,000 shares of Common Stock (as defined in Section 16).

(ii)                                  Annual Performance Options. In January of each year, commencing in January 2012, after considering Executive’s Annual Performance Review for the preceding year, the Compensation Committee will consider whether the Company should grant to Executive an incentive stock option under the Plan (an “Annual Performance Option”). The number of shares of Common Stock that are issuable under each Annual Performance Option shall be determined by the Compensation Committee and shall take into account Executive’s actual performance relative to his Annual Performance Targets (as defined below). In January of each year, commencing January 2012, after considering recommendations from the CEO and the Executive, the Compensation Committee will set annual performance objectives for Executive for such year (the “Annual Performance Targets”). The determination as to whether, and to what degree, Annual Performance Targets have been achieved shall be made by the Compensation Committee, in its sole discretion.

(iii)                               Terms. The Initial Option and each Annual Performance Option (collectively, the “Options”) are intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Each Option shall: (a) have an exercise price equal to the fair market value per share of Common Stock on the date of grant, as determined by the Board of Directors (or the Compensation Committee); (b) be substantially in the form of Exhibit 5(b); and (c) be subject to the terms and conditions set forth in the Plan in all respects.

(iv)                              Vesting. The Initial Option shall vest as to 25% of the shares issuable thereunder on the first anniversary of the Start Date, and the remainder shall vest in equal monthly portions over the following 36 months, for a total four-year vesting period, all as set forth in greater detail in the Initial Option. Each Annual Performance Option shall vest as to 25% of the shares issuable thereunder on December 31 of the year of grant, and the remainder shall vest in equal monthly portions over the following 36 months, for a total four-year vesting period. For the Initial Option and each Annual Performance Option, all vesting shall cease immediately upon termination of Executive’s employment or provision of consulting services for the Company, provided, however, that in the event that (i) there is a Change of Control (as defined in Section 16), and (ii) Executive’s employment is terminated by the Company (including its successors) without Cause or by Executive for Good Reason (as these terms are defined in Section 16) within twelve (12) months after such Change of Control, then 100% of any then unvested option shares shall become vested and exercisable in full immediately prior to such Termination Event (as defined in Section 14(a)).

6.                                      Vacation; Holidays and Sick Time; Benefits.

(a)                                 Vacation. Executive shall be entitled to four weeks of vacation during each calendar year of this Agreement, pro-rated for any partial years. Vacation days accrued but not used by the end of any calendar year may be used in the subsequent calendar year, provided that no more than five accrued vacation days may be carried over from one year to the next.

(b)                                 Holidays and Sick Time. Executive shall be entitled to paid legal and religious holidays and sick days in accordance with the Company’s normal policies in effect and changed from time to time.

(c)                                  Benefits. Subject to any contribution therefore generally required of employees of the Company, commencing on the Start Date, Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for the full-time employees of the Company generally (collectively, the “Benefit Plans”), but the Company shall not be required to establish any such program or plan. Such participation shall be subject to (i)

the terms of the applicable plan documents, and (ii) generally applicable Company policies. The Company may alter, modify, add to or delete its employee Benefit Plans at any time as it, in its sole discretion, determines to be appropriate.

7.                                      Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in connection with his employment by the Company in accordance with the Company’s policies in effect from time to time.

8.                                      Confidential Information.

(a)                                 Executive understands that the Company continually obtains and develops valuable proprietary and confidential information concerning its scientific or business affairs (the “Confidential Information”) which may become known to him in connection with his employment by the Company.

(b)                                 Executive acknowledges that all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of the Company or the third party providing such information to Executive or the Company. By way of illustration, but not limitation, Confidential Information may include Inventions (as defined in Section 9(a)), trade secrets, technical information, know-how, research and development activities of the Company, product and marketing plans, customer and supplier information and information disclosed to the Company or to him by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, research data and observations, records of clinical trials, computer programs in object and/or source code, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company.

(c)                                  Executive agrees that Executive shall not, during the term of his engagement by the Company and thereafter, publish, disclose or otherwise make available to any third party any Confidential Information except as expressly authorized herein or in writing by the Company. Executive may disclose Confidential Information to (i) directors, employees, consultants and representatives of the Company, to (ii) accountants, financial advisors and counsel of Executive, who have a bona fide need to know such information and who are bound by an obligation not to use or disclose such information without authorization from the Company and to (iii) other parties that enter into confidentiality or non-disclosure agreements with the Company and to whom such Confidential Information will be disclosed for legitimate business purposes of the Company. Executive agrees that Executive shall use such Confidential Information only in the performance of his duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information. Executive agrees not to use such Confidential Information for his own benefit or for the benefit of any other person or business entity.

(d)                                 Executive agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in his possession and not to remove any materials containing Confidential Information from the Company’s premises except to the extent necessary to his employment for the benefit of the Company. Upon the termination of his employment by the Company, or at any time upon the Company’s request, Executive shall return immediately to the Company any and all materials containing any Confidential Information then in his possession or under his control.

(e)                                  Confidential Information shall not include information which (i) is or becomes generally known within the Company’s industry or otherwise through no fault of Executive; (ii) was known to him at the time it was disclosed as evidenced by his written records at the time of disclosure; (iii) is lawfully and in good faith made available to him by a third party who did not derive it from the Company and who imposes no obligation of confidence on Executive; or (iv) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that Executive shall cooperate with the Company at its expense in seeking to obtain all applicable governmental or judicial protection available for like material and provide reasonable advance notice to the Company.

9.                                      Ownership and Assignment of Inventions.

(a)                                 Executive agrees promptly to disclose to the Company any and all ideas, concepts, discoveries, inventions, developments, trade secrets, methods, data, information, improvements, chemical or biological materials and know-how that are conceived, devised, invented, developed or reduced to practice or tangible medium by Executive, under his direction or jointly with others during any period that Executive is employed by the Company, whether or not during normal working hours or on the premises of the Company (hereinafter “Inventions”).

(b)                                 Executive hereby assigns to the Company all of his right, title and interest to the Inventions and any and all related patent rights, copyrights and applications and registrations therefor During and after his employment by the Company, Executive shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and Executive shall execute all documents which the Company shall reasonably request in order to perfect the Company’s rights in the Inventions. Executive hereby appoints the Company his attorney-in-fact to execute and deliver any such documents on his behalf in the event Executive should fail or refuse to do so within a reasonable period following the Company’s request. It is understood that reasonable out-of-pocket expenses of Executive’s assistance incurred at the request of the Company under this Section will be reimbursed by the Company.

(c)                                  Executive further represents that the attached Schedule A contains a complete list (as of date that Executive first became an employee of the Company) of all inventions related to the business or proposed business of the Company, made, conceived or first reduced to practice by Executive, under his direction or jointly with others prior to his engagement with the Company (“Prior Inventions”) and which are not assigned to the Company hereunder. If there is no such Schedule A attached hereto, Executive represents that there are no such Prior Inventions.

10.                               Other Obligations.

(a)                                 Between Executive and Third Parties. Executive hereby represents, warrants and agrees (i) that Executive has the full right to enter into this Agreement and perform the services required of him hereunder, without any restriction whatsoever; (ii) that in the course of performing services hereunder, Executive will not violate the terms or conditions of any agreement between him and any third party, including former employers and clients, or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any Person anywhere in the world; (iii) that Executive has not and will not disclose or use during his employment by the Company any confidential information that he acquired as a result of any previous employment or consulting arrangement or under a previous obligation of confidentiality; and (iv) that Executive has disclosed to the Company in writing any and all continuing obligations to previous employers or others that require him not to disclose any information to the Company.

(b)                                 Between the Company and Third Parties. Executive acknowledges that the Company from time to time may have agreements with other Persons, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

11.                               Exclusive Commitment. Executive agrees that, during the Restricted Period (as defined in Section 16), Executive shall not, without the Company’s prior written consent, become involved, as a principal, director, employee, consultant, partner, or holder of more than one percent (1%) of the outstanding capital stock of any business enterprise that dedicates a significant amount of resources to development or commercialization of prophylactic or therapeutic immunomodulatory vaccines.

12.                               General Non-Solicitation. Executive agrees that, during the Restricted Period, Executive shall not solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by him while employed by the Company.

13.                               Non-Solicitation of Employees. Executive agrees that, during the Restricted Period, Executive shall not directly or indirectly (i) recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee to discontinue his or her employment relationship with the Company or (ii) without the written consent of the Company, solicit, recruit or hire any consultant then actively engaged by the Company to perform services in any field of business in which the Company is then active.

14.                               Termination Without Severance.

(a)                                 “Termination Events.” The following events shall each be considered a “Termination Event” and, upon the occurrence of any of them, shall have the effect of immediately terminating the Company’s obligations under this Agreement, including its obligation to make any further payments hereunder but excluding the payment of base salary which is accrued at the date of termination:

(i)                                     Executive’s death;

(ii)                                  Executive’s Disability for such period of time and under circumstances which would constitute a Permanent Disability (as defined in Section 16);

(iii)                               The termination of Executive’s employment by the Company for Cause (as defined in Section 16); or

(iv)                              The termination of Executive’s employment by Executive for any reason other than Good Reason (as defined in Section 16).

(b)                                 Termination for Cause. To the extent practicable, any decision to terminate Executive’s employment for Cause shall be made by the Board after Executive has received notice from the Board including details of the grounds for termination for Cause and has had a reasonable opportunity to be heard by the Board. Termination pursuant to Section 14(a)(iii) shall be without prejudice to any other right or remedy to which the Company may be entitled, at law, in equity, under this Agreement or otherwise.

(c)                                  Notice of Termination. Executive agrees to provide the Company with a notice of termination thirty (30) days prior to the effective date of a termination pursuant to Section 14(a)(iv).

(d)                                 Survival. Notwithstanding Executive’s termination of employment pursuant to Section 14(a)(ii), 14(a)(iii) or 14(a)(iv), Executive’s covenants and obligations set forth in Sections 8, 9, 11, 12, 13, 14(d), 16 and 17 shall remain in effect and be fully enforceable in accordance with the provisions thereof.

15.                               Termination With Severance.

(a)                                 Right to Terminate; Notice. In addition to the other termination rights provided to the Company or Executive hereunder, the Company may terminate Executive’s employment without Cause and Executive may terminate Executive’s employment for Good Reason.

(b)                                 Survival. In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then Executive’s covenants and obligations set forth in Sections 8, 9, 11, 12, 13, 14(d), 16 and 17 shall remain in effect and be fully enforceable in accordance with the provisions thereunder.

(c)                                  Severance. In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then, subject to Section 15(d), Executive shall be entitled to receive (i) the installments of base salary set forth in Section 5(a) not yet paid to Executive, payable when and as if Executive had continued to be employed by the Company until the six-month anniversary of the date of such termination; (ii) the dollar equivalent for Executive’s accrued and untaken vacation days as of the date of termination, (iii) all bonuses referred to in this Agreement earned by Executive as of the date of termination, and (iv) medical insurance benefits if, to the extent that, and at such time or times (if any) as, any such benefits are in effect for the Company’s full-time employees during such period of time.

Nothing in this Section 15(c) shall be construed as imposing any obligation on the Company to maintain medical insurance benefits of any nature at any time.

(d)                                 Release; Termination of Severance. Notwithstanding anything to the contrary in Section 15(c), Executive shall not be entitled to receive any payments or benefits pursuant to Section 15(c) unless he first executes and delivers to the Company a general release of claims against the Company and its affiliates in form and substance reasonably satisfactory to the Company. Notwithstanding anything to the contrary in Section 15(c), if Executive commences full time employment or enters into a consulting arrangement with a Person other than the Company (a “New Employer”) during the period of time that the Company would otherwise be providing severance benefits to Executive pursuant to Section 15(c) (the “Severance Period”), then (i) any cash compensation paid to Executive by a New Employer during the Severance Period shall be credited toward the Company’s severance obligations under this Section 15, and (ii) the Company shall have no obligation to provide or pay for any type of benefits that the New Employer provides to Executive. Executive agrees to inform the Company promptly in writing if he commences employment or enters into a consulting arrangement with a New Employer while he is receiving severance payments from the Company. Without prejudice to any other right or remedy to which the Company may be entitled, the Company may terminate its obligations under Section 15(c) if Executive breaches his obligations under Sections 8, 9, 11, 12 or 13.

16.                               Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” means: (i) commission of, or indictment or conviction of, any felony or any crime involving dishonesty by Executive; (ii) Executive’s participation in any fraud against the Company; (iii) any intentional damage to any property of the Company by Executive; (iv) Executive’s misconduct which materially and adversely reflects upon the business, operations, or reputation of the Company, which misconduct has not been cured (or cannot be cured) within 10 days after the Company gives written notice to Executive regarding such misconduct; (v) Executive’s breach of any material provision of this Agreement or any other agreement between Executive and the Company and failure to cure such breach (if capable of cure) within 10 days after the Company gives written notice to Executive regarding such breach.

“Change of Control” means the closing of (i) a sale of all or substantially all of the assets of the Company, or (ii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (a) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (b) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more institutional investors.

“Common Stock” means the Company’s common stock, $.0001 par value per share.

“Disability” means the inability of Executive to substantially perform his duties to the Company as a result of his incapacity due to illness or physical disability.

“Good Reason” means Executive’s termination of his employment because of: (i) the Company’s breach of any one or more of the material provisions of this Agreement; (ii) a material reduction by the Company of Executive’s responsibilities or base salary; or (iii) a relocation by the Company of Executive’s place of employment by more than 40 miles; provided, however, that, with respect to each of clauses (i) - (iii), such basis for termination continues for more than thirty (30) days after Executive gives written notice to the Company setting forth in reasonable detail such basis for termination.

“Grant Date” means the date that the Company grants the Initial Option, which shall occur at the July 13, 2011 meeting of the Board of Directors, but in any case no later than July 31,2011.

“Permanent Disability” means a Disability which continues for at least 120 consecutive calendar days or 180 calendar days during any consecutive twelve-month period, after its commencement, and is determined in good faith to be total and permanent by the Board following consultation with reputable medical or health experts selected by the Board.

“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

“Restricted Period” means the period of time commencing on the Effective Date and expiring on, (i) if Executive’s employment is terminated by the Company for Cause, the second anniversary of the effective date of such termination, or (ii) if Executive’s employment is terminated by Executive, or by the Company for any reason other than for Cause, the first anniversary of the effective date of such termination.

17.                               Miscellaneous.

(a)                                 Entire Agreement; No Representations or Warranties. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter. Executive acknowledges and agrees that, in accepting employment with the Company, he has not relied upon any agreements or representations not expressly set forth herein.

(b)                                 Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise.

(c)                                  Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto; provided, however, that no such alteration, change or amendment may be binding on the Company unless approved by the Board.

(d)                                 No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. In the case of the Company, no waiver shall be effective unless approved by the Board. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

(e)                                  Construction of Agreement. A reference to a Section or Exhibit shall mean a Section in or Exhibit to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(f)                                   Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Company:

Selecta Biosciences, Inc.

480 Arsenal Street

Building One

Watertown, MA 02472

Attention: Chief Executive Officer

Fax: 617-924-3454

To Executive:

Takashi Kei Kishimoto

[***]

(g)                                  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

(h)                                 Remedies. Executive recognizes that money damages alone may not adequately compensate the Company in the event of breach by Executive of this Agreement, and Executive therefore agrees that, in addition to all other remedies available to the Company at law, in equity or otherwise, the Company may be entitled to injunctive relief for the enforcement hereof. All rights and remedies hereunder are cumulative and are in addition to and not exclusive of any other rights and remedies available at law, in equity, by agreement or otherwise.

(i)                                     Validity. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 17, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

(j)                                    Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed as an agreement under seal as of the date first written above.

SELECTA BIOSCIENCES, INC.

By:	/s/ Werner Cautreels
Name:	Werner Cautreels
Title:	CEO

EXECUTIVE:

/s/ Takashi Kei Kishimoto
Takashi Kei Kishimoto

— Signature Page to Employment Agreement —

Schedule A

Prior Inventions

The following is a complete list of all Prior Inventions

☒                                  No Prior Inventions

☐                                    See below for description of Prior Inventions

Exhibit 5(b)

Form of Stock Option Agreement